Exhibit 10.7

US GOLDMINING CANADA INC.

1830 - 1030 West Georgia Street

Vancouver, B.C. V6E 2Y3

VIA E-MAIL

July 25, 2023

Tyler Wong

2489 East 15th Avenue

Vancouver, BC V5M 2J7

Dear Mr. Wong:

Re: Employment Agreement

GoldMining Inc. (“GMI”) and Tyler Wong (the “Executive”) previously entered into an employment agreement dated June 4, 2019 (the “Prior Agreement”), pursuant to which the Executive agreed to, among other things, provide services as Corporate Controller of GMI and its subsidiaries. Further to the Prior Agreement, the Executive provided services as Corporate Controller to U.S. GoldMining Inc. (“USGOLD”) and was subsequently appointed as Interim Chief Financial Officer of the Company on April 11, 2023 (the “Effective Date”). The Executive is a Canadian citizen resident in Canada and US GoldMining Canada Inc. (“USGOLD Canada” and, together with USGOLD, the “Company”) is a wholly-owned Canadian subsidiary of USGOLD.

This letter agreement (the “Agreement”) confirms and sets forth the agreement of the parties, pursuant to which the Company will employ the Executive, through direct employment with USGOLD Canada pursuant to this Agreement, to provide services to the Company and its subsidiaries (the “Services”), including those set forth at Schedule “A” hereto, and to provide services as Interim Chief Financial Officer of the Company as of, and from, the Effective Date.

1. Employment

The Company hereby engages the Executive to provide the Services to the Company and the Executive hereby accepts such employment by the Company, all upon and subject to the terms and conditions of this Agreement, as of and from the Effective Date.

2. Duties and Functions

2.1 Provision of Services

The Executive shall be responsible to, and shall report, to the Chief Executive Officer and the board of directors of the Company (the “Board”). The Executive’s duties will include those duties set forth in Schedule “A” hereto, and such other responsibilities and duties reasonably commensurate therewith as the Chief Executive Officer of the Company or the Board may require and assign to the Executive from time to time. As an officer of the Company, the Company expects the Executive to act in a competent, trustworthy and loyal manner that promotes the interests of the Company. The Executive agrees to carry out the Services using the Executive’s reasonable best efforts and in a manner that will promote the business of the Company.

The Executive hereby accepts the position of Interim Chief Financial Officer of the Company, and to serve in such position as of, and from, the Effective Date.

2.2 Interim Basis and Reversion to Former Position

The parties hereto acknowledge and agree that the Services provided by the Executive under this Agreement and the Executive’s appointment as Interim Chief Financial Officer of USGOLD are on an interim basis. The Executive acknowledges that the Company may ultimately determine to fill the office of Chief Financial Officer with another person and/or change the position of the Executive, including his role, duties and responsibilities, to that of a position to be determined by the Company, which position shall not be lesser than the position the Executive held prior to being appointed Interim Chief Financial Officer of the Company. In such event, such change in position, role, duties or responsibilities shall not constitute a termination under Section 6 of this Agreement or constructive dismissal or termination under applicable law and the Executive shall not be entitled to any termination payment, notice or payment in lieu of notice or any similar compensation or payment in connection therewith under this Agreement or otherwise under applicable law. In the event that the Executive’s position is changed as contemplated in this Section 2.2, notwithstanding Section 2.1 hereof, the Executive will report to the then Chief Financial Officer of the Company and his duties will be those customary for a Corporate Controller, as may be determined by the Company from time to time.

3. Compensation

3.1 Base Salary

Effective May 1, 2023, as compensation for his Services to the Company, the Executive shall receive a base salary of $60,000 (Canadian dollars) per annum (the “Base Salary”). Such Base Salary will be due and payable by the Company to the Executive in accordance with the Company’s normal payroll practices, and shall be subject to deductions in respect of statutory remittances, including, without limitation, deductions for income tax, pension plan premiums and employment insurance premiums, in a manner consistent with the general payroll practice of the Company, or at such other time and in such other manner as the Executive and the Company may agree in writing, from time to time.

In addition to the Base Salary, the Executive shall be eligible to receive in respect of each calendar year (or portion thereof) additional variable compensation, in an amount determined in accordance with any bonus, profit sharing or short term incentive compensation program which may be established by the Board either for the Executive or for senior officers of the Company.

3.2 Additional Compensation

As compensation for his services as Corporate Controller to the Company for the period from December 1, 2022 to April 10, 2023, the Executive shall receive an aggregate of $40,000 (Canadian dollars) in satisfaction of the prior verbal agreement between the parties hereto for payment of $8,500 per month for services as Corporate Controller.

In consideration for, and as an inducement to, agreeing to enter into this Agreement and provide the Services hereunder, as well as compensation for his services rendered as Interim Chief Financial Officer in relation to the Company’s initial public offering for the period from April 11, 2023 to April 30, 2023, the Executive shall receive a one-time signing bonus of $15,000 (Canadian dollars).

3.3 Benefit Plan

The Executive shall be entitled to participate in the benefit plans of the Company, if any, in accordance with the terms of such plans in effect from time to time and as determined by the Board and/or its compensation committee. The Executive understands and agrees that the Company reserves the right to revise, amend or discontinue any such benefit plans without notice.

3.4 Vacation

The Executive shall be entitled to four (4) weeks, based on a regular work week, of paid vacation in each calendar year of employment, to be taken during the calendar year in which it is earned. Vacation entitlement may not be carried over into subsequent calendar years without express written consent of the Company.

3.5 Expenses

The Company agrees to pay or promptly reimburse the Executive for the reasonable travel and business-related expenses actually and properly incurred by the Executive in connection with the Executive’s provision of the Services under this Agreement in accordance with the Company’s policies, as may be in place from time to time, and provided that the Executive furnishes receipts to the Company in respect of such expenses. The Company shall provide underground parking to the Executive, should the Executive require it for providing Services while in the office of the Company.

4. Time and Energy

This is a full-time position. Unless prevented by ill health, or physical or mental disability or impairment, the Executive shall, during the term hereof, devote substantially all his business time, care and attention to the business of the Company and its subsidiaries to properly discharge the Executive’s duties hereunder.

The Executive shall well and faithfully serve the Company and use his reasonable best efforts to promote the interests thereof and shall not use for the Executive’s own purposes, or for any purposes other than those of the Company, any non-public information he may acquire with respect to the business, affairs and operations of the Company. The Executive shall refrain from any situation in which the Executive’s own interests conflict, or appear to conflict, with the Executive’s duties to the Company and/or its subsidiaries. The Executive acknowledges that in the case of any doubt in this respect, the Executive shall inform the Board and obtain written authorization from such persons.

5. Term

This Agreement shall commence on the Effective Date and shall continue and shall remain in effect until terminated pursuant to the provisions of Section 6 herein.

6. Termination

(a)	The Company may immediately terminate this Agreement and the Executive’s employment for Cause (as defined herein) at any time without notice or payment in lieu thereof.

(b)	Subject to Section 2.2, the Company may terminate the Executive’s employment hereunder without Cause on providing at least 60 days’ notice of such termination and the Executive agrees that such notice will constitute full satisfaction of any of the Executive’s entitlement to notice, pay in lieu of notice or other payments (other than expense reimbursements under Section 3.5 hereof) pursuant to this Agreement or in connection with the Executive’s position as an officer of the Company or any of its subsidiaries (other than any indemnity obligations of the Company or its subsidiaries).

(c)	Subject to Section 2.2, the Executive may terminate his employment under this Agreement at any time by providing the Company at least 30 days’ written notice.

(d)	For the purposes of this Agreement “Cause” means the occurrence of any of the following events: (i) serious misconduct, dishonesty or disloyalty of the Executive directly related to the performance of the Executive’s duties for the Company or its subsidiaries which results from a willful act or omission or from gross negligence and which is materially injurious to the operations, financial condition or business reputation of the Company or any of its subsidiaries; (ii) failure by the Executive to comply with any valid and legal directive of the Board; (iii) failure and continued failure by the Executive to substantially perform his duties under this Agreement (other than any such failure resulting from incapacity due to physical or mental disability or impairment); (iv) the Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Company; (v) theft, fraud, dishonesty or misconduct of the Executive involving the property, business or affairs of the Company or any of its subsidiaries or in the carrying out of the duties of the Executive’s employment (vi) any material failure by the Executive to comply with the Company’s or its applicable subsidiaries’ written policies or rules, as they may be in effect from time to time; (vii) any other material breach of this Agreement by the Executive; or (viii) any event or circumstance that would constitute cause for termination of an employment under law. For purposes of this Agreement, no act, or failure to act, shall be “willful” unless it is done, or omitted to be done, in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company.

(e)	Subject to Section 2.2, the Executive agrees that if he is a director or officer of the Company or any of its subsidiaries at the time of termination of this Agreement or at the time of his resignation or termination as Interim Chief Financial Officer of the Company, he will, if requested by the Company, immediately resign his position as a director or officer of the Company or any of its subsidiaries.

7. Confidentiality

(a)	“Confidential Information” means information known or used by the Company or any of its subsidiaries in connection with their respective businesses and affairs that is not known to the general public and includes, but is not limited to, research, strategic plans or objectives, potential acquisitions or other transactions, unpublished financial information, unpublished exploration data and other information relating to the Company or the Company’s subsidiaries, including their respective mineral interests and other assets and all intellectual property, but does not include any information that: (i) is or becomes a matter of public knowledge through no breach of this Agreement by the Executive; (ii) any information of which the Executive had specific knowledge prior to this employment; or (iii) any information of which the Executive obtains specific knowledge from a third party after the termination of this Agreement, unless the third party obtained such information directly or indirectly from a person in violation of a duty of confidence owed to the Company.

(b)	The Executive acknowledges and agrees that: (i) during the course of the Executive’s employment hereunder, the Executive will have an opportunity to learn or otherwise become aware of Confidential Information; (ii) the Confidential Information is a valuable asset which is the property of the Company exclusively, the unauthorized use or disclosure of which would cause very serious harm to the economic interests of the Company; (iii) it is important in the interests of the Company that the Confidential Information remain the exclusive confidential property of the Company and that it not be used or disclosed except in accordance with the knowledge and consent of the Company; and (iv) other than in the course of performing duties in accordance with the Executive’s employment hereunder or as otherwise approved by the Company in writing, the Executive shall hold in confidence all Confidential Information, not directly or indirectly use any Confidential Information and not directly or indirectly disclose any Confidential Information.

8. Ownership of Documents and Records

All documents, software, records, work papers, notes, memoranda and similar records of or containers of Confidential Information made or compiled by the Executive at any time or made available to him at any time during the term of this Agreement (whether before the Effective Date of this Agreement or thereafter) including all copies thereof, shall be the property of the Company and belong solely to it, and shall be held by such person solely for the benefit of the Company and shall be immediately delivered by him to the Company upon the termination of this Agreement or at any other time upon request by the Company.

9. Non-Solicitation

The Executive acknowledges and agrees that during the term of the employment of the Executive hereunder and for a period of one (1) year thereafter, he shall not solicit, directly or indirectly, employees of the Company or its subsidiaries for the purpose of having them terminate their employment with the Company or its subsidiaries, provided, however, that any general solicitation of employment that does not target the Company’s employees shall not be deemed to be a violation of this Section 9.

10. Corporate Opportunities

The Executive acknowledges and agrees that he will not, during the term of this Agreement and for a period of one (1) year thereafter, appropriate for himself or for any organization or person by which he is engaged, employed or retained, any Company or its subsidiaries property or business opportunity that had arisen through the use of Company property, information or by virtue of the Executive’s employment with the Company unless first obtaining written permission from the Company.

The restriction as described above on the Executive appropriating any business opportunity the Executive (or for any organization or person by which the Executive is engaged, employed or retained) is meant to protect business opportunities that are confidential to the Company, and that the Executive could only have learned about through the Executive’s provision of Services to the Company. For periods after the termination of this Agreement, the foregoing restriction will not prevent the Executive from pursuing business opportunities where information about such business opportunities is not confidential to the Company, such as where information about such business opportunities is made available to other companies, organizations, the public, or the Executive after the term of the Agreement on a non-confidential basis and where the person making such opportunity or information known was not under an obligation of confidentiality to the Company.

11. Acknowledgment

The Executive acknowledges that the restrictions and covenants contained in Sections 7 through 10 hereof are reasonably required for the protection of the Company. The Executive acknowledges that the Executive’s ongoing employment with the Company and all remuneration and benefits coverage will be conferred by the Company upon the Executive only because and on condition of the Executive’s willingness to commit his best efforts and loyalty to the Company and its subsidiaries, including protecting the right of the Company and its subsidiaries to have their Confidential Information protected against disclosure by the Executive and abiding by the confidentiality, non-solicitation, and other provisions herein. The Executive further acknowledges that: (i) the Executive’s obligations under Sections 7 through 10 hereof would not unduly restrict or curtail his legitimate efforts to conduct business or earn a livelihood following any termination of the Executive’s employment with the Company hereunder; and (ii) without prejudice to any and all other rights of the Company, in the event of a violation or attempted violation of any of the restrictions and covenants contained in Sections 7 through 10 hereof an injunction or other like remedy shall be the only effective immediate remedy to protect the rights and properties of the Company as set out above, and that an injunction or other like remedy may be granted immediately on the commencement of any suit. The preceding does not in any way restrict the Company from pursuing all legal remedies available to it if the Executive breaches the restrictions and covenants contained in Sections 7 through 10 hereof.

12. Independent Legal Advice

The Executive hereby represents and warrants to the Company that the Executive has had the opportunity to seek and was not prevented nor discouraged by the Company from seeking independent legal advice prior to the execution of this Agreement and that, in the event that the Executive did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defence to the enforcement of his obligations under this Agreement.

13. Director’s & Officer’s Liability Insurance

The Company will provide the Executive with Director’s & Officer’s Liability Insurance as a named insured in connection with acting as an officer of the Company and/or its subsidiaries.

14. General

(a)	By executing this Agreement the Executive hereby agrees to perform and abide by all of the Executive’s obligations under this Agreement and hereby guarantees to the Company such performance by the Executive.

(b)	Sections 7 through 10 and this Section 14 shall survive any termination of this Agreement. Any expiration or termination of this Agreement shall be without prejudice to any rights and obligations of the parties hereto arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

(c)	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

(d)	Each party must, from time to time, execute and deliver all such further documents and instruments and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

(e)	This Agreement is personal in nature and may not be assigned in whole or in part as security or otherwise by any party hereto without the express written consent of the Company.

(f)	Except as otherwise provided herein, this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

(g)	Any modification to this Agreement must be in writing, signed by each of the parties hereto, or it shall have no effect and shall be void.

(h)	The waiver by any party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation.

(i)	If any term of this Agreement or the application thereof to any person or circumstances shall be invalid and unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

(j)	This Agreement shall be governed and interpreted in accordance with the laws of the province of British Columbia and the federal laws applicable therein. All disputes arising under this Agreement will be referred to the courts of British Columbia which will have jurisdiction, but not exclusive jurisdiction, and each party hereto irrevocably submits to the non-exclusive jurisdiction of such courts.

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(k)	This Agreement may be executed in several counterparts (including by e-mail or fax), each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original and such counterparts together shall constitute one and the same instrument.

The Executive hereby acknowledge his agreement to this arrangement by signing below as provided.

Yours truly,
US GOLDMINING CANADA INC.

By:	/s/ Tim Smith
Name:	Tim Smith
Title:	President

AGREED TO as of the date first written above.

/s/ Tyler Wong
TYLER WONG

Schedule “A”

SERVICES

The Services provided by the Executive to the Company shall include, without limitation:

(a)	supervision and management of all accounting and financial reporting functions, all treasury, receivable and payable functions, all banking arrangements and all other internal financial functions and controls of the Company;

(b)	supervision and management of all employees in the financial and accounting departments of the Company;

(c)	preparation of all budget and business plans, and reporting on the same;

(d)	participation in the development of policies and programs, and reporting on the same; and

(e)	performance of such other functions and duties normally performed by a chief financial officer of publicly held companies comparable to the Company, and such other duties and functions consistent with the Executive’s position, which the Chief Executive Officer of the Company and/or the Board shall, from time to time, reasonably direct.